Exhibit 99.1

CONSENT OF BOENNING & SCATTERGOOD, INC.

We hereby consent to the inclusion of our fairness opinion as Annex D to the proxy statement/prospectus forming part of the Registration Statement on Form  S-4 relating to the proposed merger of The Torrington Water Company with and into Aquarion Merger Company II, LLC, a direct wholly-owned subsidiary of Aquarion Company, and to the references to such opinion and our firm’s name in such proxy statement/prospectus. In giving such consent, we do not admit, and we disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

April 13, 2022

4 Tower Bridge • 200 Barr Harbor Drive • West Conshohocken • PA 19428-2979
phone (610) 832-1212 • fax (610) 832-5301 • www.boenninginc.com • Member FINRA/SIPC